UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 30, 2013

Compressco Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (405) 677-0221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2013, Compressco Partners GP Inc. (the “General Partner”), the general partner of Compressco Partners, L.P. (the “Partnership”) entered into a change of control agreement (the “COC Agreement”) with Ronald J. Foster, President of the General Partner.

The COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term.  Under the COC Agreement, the General Partner has an obligation to provide certain benefits to Mr. Foster upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of the Partnership or TETRA Technologies, Inc. (“TETRA”). A qualifying termination event under the COC Agreement includes the termination of Mr. Foster’s employment by the General Partner other than for Cause (as that term is defined in the COC Agreement) or termination by Mr. Foster for Good Reason (as that term is defined in the COC Agreement).

Under the COC Agreement, if a qualifying termination event occurs in connection with or within two years following a change of control, the General Partner has an obligation to pay Mr. Foster the following cash severance amounts: (i)(A) an amount equal to Mr. Foster’s earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to Mr. Foster had he remained employed by the General Partner, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) Mr. Foster’s prorated target Annual Bonus for the current year, plus (C) an amount equal to Mr. Foster’s target Long Term Bonus for each outstanding award; plus (ii) the product of 2 times the sum of Mr. Foster’s Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to Mr. Foster due to an election of continuation of coverage that he would be required to pay if he elected to continue medical and dental benefits under the General Partner’s group health plan for Mr. Foster and his eligible dependents without subsidy from the General Partner for a period of two years following the date of Mr. Foster’s qualifying termination of employment. The Agreement also provides for full acceleration of any outstanding restricted unit awards, phantom unit awards and other unit-based awards upon Mr. Foster’s qualifying termination of employment to the extent permitted under the applicable plan.  All payments and benefits due under the COC Agreement are conditioned upon the execution and nonrevocation by Mr. Foster of a release for the benefit of the General Partner. All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreement also contains certain confidentiality provisions and related restrictions applicable to Mr. Foster.  In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), Mr. Foster agrees that for a period of two years following a termination of employment for any reason, he will not solicit the General Partner’s or the Partnership’s employees or otherwise engage in a competitive business with the General Partner or the Partnership as more specifically set forth in the COC Agreement.  Such obligations are only applicable to Mr. Foster if he receives the severance benefits described above.

The foregoing description of the COC Agreement is qualified in its entirety by reference to the full text of the form of COC Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Change of Control Agreement with Ronald J. Foster

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compressco Partners, L.P.
By:	Compressco Partners GP Inc., its general partner
By:	/s/Ronald J. Foster
Ronald J. Foster
President
Date: June 4, 2013

EXHIBIT INDEX

Exhibit Number	Description
10.1	Change of Control Agreement with Ronald J. Foster